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                                                                    Exhibit 99.2

                  Harvard Industries Announces Share Repurchase

      LEBANON, N.J., Oct. 5 /PRNewswire/ -- Harvard Industries, Inc. (Nasdaq:
HAVA) today announced its board of directors has authorized the Company to repurchase up to $5 million of its common stock.

      As a result, the Company purchased 762,000 shares of its common stock today in a private transaction at an aggregate cost of $4.95 million. The source of funds was a portion of the net proceeds from the recently completed sale of the assets of its Kingston-Warren subsidiary.

      According to Roger Pollazzi, chairman and chief executive officer, "Our board of directors has felt for some time that the market price of the Company's stock did not reflect the intrinsic value of our Company and offers an exceptional opportunity to increase shareholder value through the repurchase of our shares."

      Pollazzi noted that "based on the general undervaluation of auto supplier stocks and current market conditions, this transaction should enhance shareholder value."

      As of September 30, 1999, the Company had 10,234,222 shares of common stock outstanding.

      Headquartered in Lebanon, N.J., Harvard Industries designs, develops and manufactures a broad range of components for OEM manufacturers, the automotive aftermarket, aerospace and industrial and construction equipment applications worldwide. The Company employs approximately 3,000 employees at 10 plants in the United States and Canada.

      Statements herein regarding the Company's future performance, including the Company's ability to consummate transactions, constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. With respect to the Company's long-term business strategies, management has made certain assumptions regarding the Company's performance which may change or be affected by, among other things, customer demand for the Company's products, and adverse changes in general, market and industry conditions. In addition, there can be no assurance that the Company will be able to successfully identify, negotiate or complete any acquisitions or divestiture transaction, which the Company may be currently contemplating. Management believes that forward-looking statements are reasonable, however undue reliance should not be placed on such forward-looking statements, which are based on current expectations.

SOURCE: Harvard Industries Inc.